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                                                                     EXHIBIT 5.2

                            Lionel Sawyer & Collins


                               November 22, 2005

Ashton Woods USA L.L.C.
Ashton Woods Finance Co.
1080 Holcomb Bridge Road
Building 200, Suite 350
Roswell, GA 30076

Ladies and Gentlemen:

      As special Nevada counsel for Ashton Woods USA, L.L.C., a Nevada limited liability company (the "Company") and its Nevada Subsidiaries, (as hereinafter defined) we are rendering this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company, Ashton Woods Finance Co. ("Ashton Finance") and the subsidiary guarantors listed in the Registration Statement, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"), as amended. The Registration Statement relates to the issuance by the Company and Ashton Finance of up to $125 million aggregate principal amount of their 9.5% Senior Subordinated Notes due 2015 (the "New Notes") and the issuance by the subsidiary guarantors, including the Nevada Subsidiaries, named in the Registration Statement of guarantees (each a "Guaranty" and collectively, the "Guarantees") with respect to the New Notes.

      The New Notes and Guarantees will be issued under an indenture, dated as of September 21, 2005 (the "Indenture"), among the Company, Ashton Finance, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee. The New Notes and Guarantees will be offered by the Company and Ashton Finance in exchange for $125 million aggregate principal amount of their outstanding 9.5% Senior Subordinated Notes due 2015 and the related guarantees of those notes.

      We have examined:

      1. The Registration Statement;

      2. the Indenture;

      3. the New Notes;

      4. the Guarantees of the Guarantors in the form attached to the New Notes;

      5. Articles of Organization for the Company and the Nevada Subsidiaries certified by the Nevada Secretary of State;

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Ashton Woods USA L.L.C.
Ashton Woods Finance Co.
November 22, 2005
Page 2

      6. Good Standing Certificates for the Company and the Nevada Subsidiaries certified by the Nevada Secretary of State;

      7. Resolutions of the Board of Directors for the Company and the Nevada Subsidiaries certified by an officer of the Company;

      8. Regulations or Operating Agreement, as appropriate, for the Company and the Nevada Subsidiaries certified by an officer of the Company;

      9. Certificates of an officer of the Company.

      We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

      Except as expressly provided otherwise herein, we have not conducted any other investigation or review in connection with the opinions rendered herein, including without limitation a review of any of our files or the files of the Company nor any of the Subsidiaries.

      We assume the due authorization, execution and delivery of the Indenture by the Trustee.

      Based upon the foregoing and subject to the following it is our opinion that:

      (i) The Company and each of the Subsidiaries listed on Exhibit A hereto (the "Nevada Subsidiaries"): (a) is a limited liability company which has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Nevada and (b) has all requisite corporate power and authority to own its property and carry on its business as described in the Registration Statement.

      (ii) Each of the Company and the Nevada Subsidiaries has all requisite limited liability company power and authority to enter into and deliver, the New Notes, the Indenture, and, in the case of each of the Nevada Subsidiaries, its Guarantee and to perform its specific obligations under the New Notes, the Indenture, and, in the case of each of the Nevada Subsidiaries, its Guarantee.

      (iii) To the extent the Company or the Nevada Subsidiaries are parties thereto, the Indenture, the New Notes, and the Guarantees have been validly authorized by the requisite limited liability company action.

      (iv) The execution and delivery of the Indenture, the New Notes, and the Guarantees, the performance of the Indenture, the New Notes, and the Guarantees and the consummation of the transactions contemplated therein and compliance by the Company or the Nevada Subsidiaries,

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Ashton Woods USA L.L.C.
Ashton Woods Finance Co.
November 22, 2005
Page 3

as the case may be, with its or their obligations thereunder do not and will not: (1) require any consent or approval of their respective members or (2) result in any violation of the provisions of (A) any applicable Nevada law or administrative regulation or to our actual knowledge, any administrative or court decree of any agency or court of the State of Nevada, which would result in a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and the Nevada Subsidiaries considered as one enterprise or (B) the articles of organization or regulations or operating agreement, of the Company or any Nevada Subsidiary.

      We express no opinion as to the laws of any jurisdiction other than the State of Nevada.

      We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

      This opinion letter is intended solely for use in connection with the registration and offering of the New Notes and the Guarantees as described in the Registration Statement; provided, however, we hereby consent to the reliance upon this opinion by Paul, Hastings, Janofsky & Walker LLP, in connection with its opinions on the New Notes and the Guarantees.

                                              Very truly yours,

                                              /s/ Lionel Sawyer & Collins

                                              LIONEL SAWYER & COLLINS

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Ashton Woods USA L.L.C.
Ashton Woods Finance Co.
November 22, 2005
Page 4

Exhibit A

Ashton Woods Lakeside LLC;

Ashton Denver Residential LLC;

Ashton Orlando Residential LLC;

Ashton Tampa Residential LLC;

Ashton Woods Arizona LLC;

Ashton Woods Corporate LLC;

Ashton Woods Butler LLC; and

Ashton Woods Florida LLC